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                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER
                            DATED AS OF MARCH 9, 1999
                                     BETWEEN
                            SUN ENERGY PARTNERS, L.P.
                                       AND
                          KERR-McGEE ENERGY CORPORATION


                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of March 9, 1999 (the "Agreement"), between SUN ENERGY PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), and KERR-McGEE ENERGY CORPORATION, a Delaware corporation (the "Company").


                                   BACKGROUND

         The Board of Directors of the Company (the "Board of Directors") has approved on behalf of the Company, and Kerr-McGee Corporation, a Delaware corporation (the "Parent"), in its capacity as managing general partner of the Partnership, has approved on behalf of the Partnership, upon the terms and subject to the conditions set forth in this Agreement, the merger of the Company into the Partnership (the "Merger"), whereby each outstanding LP Unit (as defined in the Second Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the "Partnership Agreement")) not owned by the Company or any of its affiliates will be converted into the right to receive the Merger Consideration (as hereinafter defined).

         Pursuant to Section 17-211(b) of the DRULPA (as defined below), the Parent, in its capacities as (i) the sole general partner of the Partnership and
(ii) the holder of more than 50% of the LP Units, has executed a written consent approving the Merger.

         Now, therefore, the Partnership and the Company hereby agree as follows:


                                    ARTICLE I

                                   THE MERGER

         SECTION I.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the relevant provisions of the Delaware General Corporation Law (the "DGCL") and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), the Company shall be merged with and into the Partnership as soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV. Following the Merger, the Partnership shall continue as the surviving entity (the "Surviving Entity") and shall continue its existence under the laws of the State of Delaware, and the separate existence of the Company shall cease. At the election of the Parent, any direct or indirect wholly-owned subsidiary of the Parent may be substituted for the Company as a constituent party in the Merger.

         SECTION I.2 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV, but in no event before a 20-day period shall have elapsed from the date of mailing to holders of LP Units of an information statement with respect to the Merger, the Merger shall be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents (in any case, the "Certificate of Merger") in accordance with the DGCL and the DRULPA. The Merger shall become effective at such time as the Certificate of Merger is duly filed, or at such other time as the Partnership and the Company shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").


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         SECTION I.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL and Section 17-211 of the DRULPA.

         SECTION I.4 Certificate of Limited Partnership and Partnership Agreement. The Certificate of Limited Partnership and the Partnership Agreement of the Partnership shall be the certificate of limited partnership and partnership agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable law.

         SECTION I.5 General Partner. The Parent shall be the managing general partner of the Surviving Entity until the earlier of its resignation or removal or until its successor is duly appointed or elected pursuant to the Partnership Agreement.

         SECTION I.6 Conversion of Units. At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, the Company or the holders of any of the following securities:

                  (a) each LP Unit held by the Parent or any affiliate of the Parent shall be canceled and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

                  (b) each issued and outstanding LP Unit, other than LP Units referred to in paragraph (a) above, shall be converted into the right to receive from the Surviving Entity an amount in cash, without interest, equal to $4.52 per LP Unit (the "Merger Consideration") less any required withholding taxes. At the Effective Time, all such LP Units shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such LP Unit shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

                  (c) all of the issued and outstanding shares of capital stock of the Company shall be converted into and become a number of LP Units equal to the number of LP Units canceled and retired pursuant to paragraphs (a) and (b) above.


                                   ARTICLE II

                                EXCHANGE OF UNITS

         SECTION II.1 Exchange of Certificates.

                  (a) Prior to the Effective Time, the Company shall appoint a bank or trust company to act as disbursing agent (the "Disbursing Agent") for the payment of Merger Consideration upon surrender of certificates representing the LP Units. The Company will enter into a disbursing agent agreement with the Disbursing Agent, in form and substance reasonably acceptable to the Company, and shall deposit or cause to be deposited with the Disbursing Agent in trust for the benefit of the holders of LP Units cash in an aggregate amount necessary to make the payments pursuant to Section 1.06 to holders of LP Units (such amounts being hereinafter referred to as the "Exchange Fund"). The Disbursing Agent shall, pursuant to irrevocable instructions, make the payments provided for in the preceding sentence out of the Exchange Fund. The Disbursing Agent shall invest portions of the Exchange Fund as the Company directs, provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $100 million. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement.

                  (b) Promptly after the Effective Time, the Surviving Entity shall cause the Disbursing Agent to mail to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Depositary Units (as defined in the Partnership Agreement) representing LP Units (the "Certificates"), and whose LP Units were converted into the right to receive Merger Consideration pursuant to Section 1.06, a form of letter of transmittal (which


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         shall specify that delivery shall be effected, and risk of loss with respect to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificate in exchange for payment of the Merger Consideration. Upon surrender to the Disbursing Agent of a Certificate, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be paid in exchange therefor cash in an amount equal to the product of the number of LP Units represented by such Certificate multiplied by the Merger Consideration, and such Certificate shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Entity that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.01, each Certificate (other than Certificates representing LP Units owned by the Parent or any affiliate of the Parent) shall represent for all purposes only the right to receive the Merger Consideration in cash multiplied by the number of LP Units represented by such Certificate, without any interest thereon.

                  (c) At and after the Effective Time, there shall be no registration of transfers of LP Units and the Partnership shall instruct the depositary for the Depositary Units not to register transfers of the Depositary Units which were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of LP Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such LP Units except as otherwise provided in this Agreement or by applicable law. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the LP Units previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, such Certificates shall be canceled and exchanged for cash as provided in this Article II. At any time more than one year after the Effective Time, the Surviving Entity shall be entitled to require the Disbursing Agent to deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including, without limitation, all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of LP Units shall look only to the Surviving Entity (subject to abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Entity nor the Disbursing Agent shall be liable to any holder of an LP Unit for any Merger Consideration delivered in respect of such LP Unit to a public official pursuant to any abandoned property, escheat or other similar law.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         SECTION III.1 Representations and Warranties of Each Party. Each of the Company and the Partnership represent and warrant to the other that:

                  (a) such company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to carry on its respective business as now conducted;

                  (b) such company has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by such company and the consummation of the transactions contemplated hereby have been duly authorized by all requisite organizational action and no other organizational proceeding is necessary therefor. This Agreement has been duly executed and delivered by such company and constitutes the valid and binding obligation of such company, enforceable against each such company in accordance with its terms;

                  (c) neither the execution and delivery hereof by such company, nor the consummation of the transactions contemplated hereby, nor compliance with the provisions hereof will (A) violate or conflict


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         with or result in the breach of or default (whether following lapse of time or notice of both), or terminate or accelerate any right or obligation, or create any lien upon any property or assets of such company or any of its subsidiaries, under any of the terms of (x) the organization documents of such company or its subsidiaries or (y) any material debt or other agreement to which such company or its subsidiaries or the assets or properties thereof may be subject; or
         (B) violate any judgment, ruling, order, writ, injunction, statute, rule or regulation applicable to such company; except in the case of clauses (A) and (B) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or liens which, in the aggregate, would not have a material adverse effect on the transactions contemplated hereby or on the condition (financial or other), business or operations of such company and its subsidiaries, taken as a whole. Other than under the DRULPA, the DGCL, the federal securities laws, the "blue sky" regulations of various states, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, to the knowledge of such company no notice to, filing with, or authorization of any domestic or foreign public body or authority is required for the consummation of the transactions contemplated hereby; and

                  (d) the Parent, as managing general partner of the Partnership, has received the opinion of Lehman Brothers Inc. dated March 9, 1999, to the effect that the consideration to be paid to the holders of the LP Units (other than the Parent and any other holders of LP Units that are affiliates of the Parent) in connection with the Merger is fair to such holders of LP Units from a financial point of view (the "Fairness Opinion").

         SECTION III.2 Additional Representations and Warranties of the Partnership. The Partnership represents and warrants as follows: Since December 31, 1998, the business of the Partnership has not undergone any material adverse change.


                                   ARTICLE IV

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         SECTION IV.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, prior to the Effective Time, of the following conditions:

                  (a) no statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent), shall have been enacted, entered, promulgated or enforced by any court or governmental authority which is in effect and has the effect of prohibiting the consummation of the Merger; provided that each of the parties shall have used its best efforts to prevent the entry of any injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered;

                  (b) there shall not be pending or threatened against the Partnership, the Parent, or the Company, or any affiliate of the Partnership, the Parent, or the Company, or the property or business of the Partnership, the Parent, or the Company, any other action, suit or proceeding involving a claim at law or in equity or before or by any federal, state, or municipal or other government department, commission, board, bureau, agency or instrumentality, domestic or foreign, relating to the Merger or this Agreement that would be reasonably likely to have a material adverse effect on the condition, financial or otherwise, of the Partnership, the Parent, or the Company;

                  (c) the parties shall have received any necessary governmental consents or approvals and the waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if any, shall have expired or been terminated and a 20-day period shall have elapsed from the date of mailing to holders of LP Units of an information statement with respect to the Merger; and

                  (d) the Fairness Opinion shall not have been withdrawn or modified in any manner materially adverse to the Parent, the Company or the Partnership.


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         SECTION IV.2 Abandonment. The Company shall have the option, at any time prior to the Effective Time, to abandon the Merger; provided, that if the Company decides to exercise such option, the Company shall provide prompt written notice thereof to the Partnership.


                                    ARTICLE V

                                  MISCELLANEOUS

         SECTION V.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

         SECTION V.2 Entire Agreement; Assignment. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as set forth in this Agreement, neither this Agreement nor any right, interest or obligation under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties.

         SECTION V.3 Validity. In the event any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.

         SECTION V.4 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         SECTION V.5 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         SECTION V.6 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION V.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.


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         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the day and year first above written.




                                     SUN ENERGY PARTNERS, L.P.

                                 By: Kerr-McGee Corporation,
                                     its Managing General Partner


                                 By: /s/ RUSSELL G. HORNER, JR.        [STAMP]
                                    ------------------------------
                                     Russell G. Horner, Jr.
                                     Senior Vice President


                                     KERR-McGEE ENERGY CORPORATION


                                 By: /s/ JOHN M. RAUH                  [STAMP]
                                    ------------------------------
                                     John M. Rauh
                                     Vice President








     Signature Page of Agreement and Plan of Merger Dated as of March 9, 1999 Between Sun Energy Partners, L.P. And Kerr-McGee Energy Corporation